SUBSIDIARIES OF BLYTH, INC.

Subsidiaries of the Registrant/U.S.		Other Names Under Which Subsidiary Does Business	State of Incorporation
1	Blyth Home Expressions, Inc		Delaware
2	Blyth Direct Selling Holdings, Inc		Delaware
3	Blyth Catalog and Internet Holdings, Inc		Delaware
4	Blyth VSH Acquisition Corp.		Delaware
5	BJI Corporation		Delaware
6	Candle Corporation of America (Delaware)		Delaware
7	KWA, Inc		Minnesota
8	Candle Corporation of America		New York
9	PartyLite Gifts, Inc	PartyLite	Virginia
10	PartyLite Holding, Inc		Delaware
11	PartyLite Worldwide, LLC	PartyLite	Delaware
12	Purple Tree, Inc		Delaware
13	Silver Star Brands, Inc	Miles Kimball Walter Drake As We Change Exposures	Wisconsin

Subsidiaries of the Registrant/International		Country of Incorporation
14	Blyth Asia Limited	Hong Kong
15	Blyth Holding B.V	Netherlands
16	Blyth HomeScents International UK Limited	United Kingdom
17	Blyth International BV	Netherlands
18	Blyth UK LLP	United Kingdom
19	CF Seasons Canada Inc	Canada
20	PartyLite A.p.S	Denmark
21	PartyLite A.S	Norway
22	PartyLite Europe Services GmbH	Germany
23	PartyLite Europe Technology GmbH	Germany
24	PartyLite Gifts, Ltd	Canada
25	PartyLite GmbH	Germany
26	PartyLite Handelsgesellschaft m.b.H	Austria
27	PartyLite Importaciones S.A. de C.V	Mexico
28	PartyLite Manufacturing Limited	United Kingdom
29	PartyLite Oy	Finland
30	PartyLite Pty Limited	Australia
31	PartyLite, S.A. de C.V	Mexico
32	PartyLite SARL	Switzerland
33	PartyLite SARL	France
34	PartyLite s.p. z.o.o.	Poland
35	PartyLite S.r.l	Italy
36	PartyLite s.r.o	Czech Republic
37	PartyLite Trading SA	Switzerland
38	PartyLite U.K., Ltd	England